Exhibit 99.1

Nevro Reports Third Quarter Financial Results

Menlo Park, Calif., December 2, 2014 - Nevro Corp. (NYSE:NVRO), a medical device company that has developed and commercialized an innovative, evidence-based neuromodulation platform for the treatment of chronic pain, today reported financial results for the three and nine months ended September 30, 2014.

Recent Accomplishments & Highlights:

•	Achieved record revenue of $8.7 million in the third quarter of 2014, an increase of 40% over the same period of the prior year

•	Completed initial public offering, receiving net proceeds of approximately $131 million

•	Secured a $50 million credit facility

•	Leading clinical investigators scheduled to present SENZA-RCT clinical trial results at the North American Neuromodulation Society (NANS) meeting on December 12, 2014

“We are pleased with our performance in the third quarter, in which our record revenue was driven by continued adoption of our Senza spinal cord stimulation system outside the U.S. We also recently completed our successful initial public offering and secured a credit facility, which together will provide us the capital to fund our growth and strategic objectives,” said Michael DeMane, Chairman and Chief Executive Officer. “We look forward to the NANS meeting, where we will present results from the first ever randomized, controlled, pivotal trial to show comparative efficacy data in spinal cord stimulation.”

Third Quarter Financial Results

Revenue for the three months ended September 30, 2014 increased 40% to $8.7 million, from $6.2 million during the same period of the prior year. This increase was primarily attributable to continued adoption of the Senza system in the markets where it is available.

Gross profit for the third quarter of 2014 was $5.9 million, or 68% gross margin, up from $3.7 million, or 60% gross margin, in the same period of the prior year. The increase in gross margin was primarily due to higher sales revenue coupled with a decrease in the cost of revenue as a percentage of sales, reducing the overall cost per unit.

Operating expenses for the third quarter of 2014 were $12.4 million, an increase of 37% compared to the same period of the prior year. The increase in operating expenses was driven primarily by increased headcount and related personnel costs, as well as expenses incurred in preparation for becoming a publicly-traded company.

Loss from operations for the third quarter of 2014 was $6.5 million, compared to $5.4 million for the same period of the prior year.

Cash, cash equivalents, and short-term investments were $33.7 million as of September 30, 2014. In November 2014, we completed an initial public offering, raising net proceeds of approximately $131.3 million, after deducting underwriting discounts and commissions and offering expenses. In October 2014, we submitted a notice to draw down $20.0 million under our credit facility, which we expect to receive in December 2014 net of closing fees of $0.5 million.

Conference Call

Management will host an investment community conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Individuals interested in listening to the conference call may dial (877) 201-0168 for domestic callers, or (647) 788-4901 for international callers (Conference ID: 35088865), or access the webcast on the “Investors” section of the Company’s web site at: www.nevro.com. The webcast will be available on the Company’s web site for two weeks following the completion of the call.

About Nevro Corp.

Headquartered in Menlo Park, California, Nevro Corp. is a medical device company focused on providing innovative products that improve the quality of life of patients suffering from debilitating chronic pain. Nevro has developed and commercialized the Senza® spinal cord stimulation (SCS) system, an evidence-based neuromodulation platform for the treatment of chronic pain. The Senza system is the only SCS system that delivers Nevro’s proprietary HF10™ therapy. In the United States, the Senza system is limited by federal law to investigational use only. Senza, HF10, Nevro and the Nevro logo are trademarks of Nevro Corp.

Forward-Looking Statements

In addition to the historical information, this press release contains forward-looking statements with respect to our business, capital resources, strategic initiatives and growth reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including regarding future drawdowns and receipt of funds under our credit facility, our presentation of results from our SENZA-RCT pivotal study, and our beliefs regarding capital necessary to fund our growth and strategic objectives. These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; the timing of FDA marketing approval of Senza in the U.S. and our U.S. commercial launch of Senza, if any; our ability to manufacture our products to meet demand; the level and availability of third party payor reimbursement for our products; our ability to effectively manage our anticipated growth; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These factors, together with those that are described in greater detail in our Form S-1 and a related prospectus that we filed with the SEC in connection with our initial public offering completed on November 12, 2014, as well as any reports that we may file with the SEC in the future, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Our results for the quarter ended September 30, 2014 are not necessarily indicative of our operating results for any future periods.

Investor Relations Contact:

Westwicke Partners

Lynn Pieper

(415) 202-5678

Lynn.pieper@westwicke.com

NEVRO CORP.

Consolidated Statements of Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(unaudited)
Revenue	$8,668	$6,198	$22,858	$17,304
Cost of revenue	2,737	2,470	8,257	6,921

Gross profit	5,931	3,728	14,601	10,383
Operating expenses:
Research and development	5,236	4,586	15,082	15,707
Sales, general and administrative	7,193	4,504	20,719	13,292

Total operating expenses	12,429	9,090	35,801	28,999

Loss from operations	(6,498)	(5,362)	(21,200)	(18,616)
Other income (expense):
Interest income	20	41	93	112
Other income (expense), net	(1,270)	436	(888)	(491)

Loss before income taxes	(7,748)	(4,885)	(21,995)	(18,995)
Provision for income tax	(137)	(131)	(374)	(279)

Net loss	$(7,885)	$(5,016)	$(22,369)	$(19,274)
Accretion of convertible preferred stock to redemption value	(44)	(41)	(131)	(112)

Net loss attributable to common stockholders	(7,929)	(5,057)	(22,500)	(19,386)
Changes in foreign currency translation adjustment	(36)	—	(40)	—
Changes in unrealized gains (losses) on short-term investments	(2)	22	(9)	36

Other comprehensive income (loss)	(38)	22	(49)	36

Comprehensive loss	$(7,967)	$(5,035)	$(22,549)	$(19,350)

Net loss attributable to common stockholder per share, basic and diluted	$(5.96)	$(5.54)	$(19.04)	$(23.14)

Weighted average shares used to compute net loss per share, basic and diluted	1,329,610	912,838	1,181,511	837,742

Non-GAAP Financial Measures Reconciliation – Pro Forma Net Loss Per Share

To facilitate the explanation of the net loss per share calculation for the three and nine months ended September 30, 2014 and 2013, we are also providing a pro forma calculation reflecting conversion of our convertible preferred stock in connection with the closing of our initial public offering in November 2014. Pro forma basic and diluted net loss per share were computed to give effect to the conversion of the convertible preferred stock which were automatically converted into common stock upon the closing of our initial public offering using the as-if converted method into common shares as though the conversion had occurred as of the beginning of the period, or on issuance date, if later. The following table summarizes the unaudited pro forma net loss per share (in thousands, except for share and per share data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(unaudited)
Numerator
Net loss attributable to common stockholders	$(7,929)	$(5,057)	$(22,500)	$(19,386)
Adjustment to reverse accretion of convertible preferred stock to redemption value	44	41	131	112

Pro forma net loss	$(7,885)	$(5,016)	$(22,369)	$(19,274)

Denominator
Weighted average shares used to compute net loss per share, basic and diluted	1,329,610	912,838	1,181,511	837,742
Add: Pro forma adjustments to reflect weighted average effect of conversion of convertible preferred stock	15,208,048	15,208,048	15,208,048	14,458,439

Weighted average shares used to compute pro forma net loss per share, basic and diluted	16,537,658	16,120,886	16,389,559	15,296,181

Pro forma net loss per share, basic and diluted	$(0.48)	$(0.31)	$(1.36)	$(1.26)

NEVRO CORP.

Consolidated Balance Sheets

(in thousands, except par value and share data)

	September 30,	December 31,
	2014	2013
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$14,476	$12,409
Short-term investments	19,216	44,123
Accounts receivable, net	5,676	6,605
Inventories, net	12,124	10,123
Prepaid expenses and other current assets	1,987	1,514

Total current assets	53,479	74,774
Property and equipment, net	289	117
Other assets	2,045	220
Restricted cash	300	300

Total assets	$56,113	$75,411

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$3,496	$3,177
Accrued liabilities and other	5,193	4,727

Total current liabilities	8,689	7,904
Other long-term liabilities	67	62
Total liabilities	8,756	7,966
Convertible preferred stock	153,366	153,235
Stockholders’ deficit
Common stock, $0.001 par value - 472,000,000 shares authorized, 1,582,292 and 1,120,416 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	2	1
Additional paid-in capital	7,660	5,331
Accumulated other comprehensive income (loss)	(21)	28
Accumulated deficit	(113,650)	(91,150)

Total stockholders’ deficit	(106,009)	(85,790)

Total liabilities, convertible preferred stock and stockholders’ deficit	$56,113	$75,411